UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2020

MIRATI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35921	46-2693615
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9393 Towne Centre Drive, Suite 200
San Diego, California 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 332-3410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MRTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On October 27, 2020, Mirati Therapeutics, Inc. (“we,” “Mirati” or the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, SVB Leerink LLC, Cowen and Company, LLC and Evercore Group, L.L.C., as representatives of the several underwriters named therein (the “Underwriters”), and the selling stockholder named therein (the “Selling Stockholder”), pursuant to which we agreed to issue and sell an aggregate of 3,960,397 shares of our common stock and the Selling Stockholder agreed to sell an aggregate of 375,000 shares of our common stock (collectively, the “Shares”). The Shares will be sold at a public offering price of $202.00 per Share. The offering is scheduled to close on or about October 30, 2020, subject to customary closing conditions. Under the terms of the Underwriting Agreement, we also granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 625,309 shares of our common stock and the Selling Stockholder granted the underwriters an option, exercisable for 30 days, to purchase up to an additional 25,000 shares of our common stock.

We estimate that gross proceeds we will receive from the offering will be approximately $800.0 million, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of the option to purchase additional shares. We will not receive any proceeds from the sale of our common stock by the Selling Stockholder.

The Underwriting Agreement contains customary representations, warranties and agreements by us and the Selling Stockholder, customary conditions to closing, indemnification obligations of us, the Selling Stockholder and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The offering was made pursuant to our registration statement on Form S-3ASR (Registration Statement No. 333-227209) which became automatically effective upon filing with the Securities and Exchange Commission (the “SEC”) on September 6, 2018, and a prospectus supplement thereunder. The Underwriting Agreement is filed as Exhibit 1.1 to this report and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in the offering is attached as Exhibit 5.1 hereto.

On October 26, 2020, we issued a press release announcing that we had commenced the offering. On October 27, 2020, we issued a press release announcing that we had priced the offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated October 27, 2020.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

99.1	Press release, dated October 26, 2020.

99.2	Press release, dated October 27, 2020.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this report that are not historical facts may be considered “forward-looking statements,” including, but not limited to, statements regarding Mirati’s expectations with respect to the completion and timing of the public offering. Forward-looking statements are typically, but not always, identified by the use of words such as “may,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology. Forward-looking statements are based on current expectations of management and upon what management believes to be reasonable assumptions based on information currently available to it, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from the expectations set forth in the forward-looking statements. Such risks and uncertainties include, but are not limited to, risks associated with market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the SEC. We undertake no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2020	MIRATI THERAPEUTICS, INC.

	By:	/s/ Charles M. Baum
Charles M. Baum
President and Chief Executive Officer